Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement of our report dated April 26, 2006 (except for notes 2 and 17 as to which the date is August 28, 2006), relating to the financial statements of Xspedius Communications, LLC as of December 31, 2005, the year then ended, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ GHP Horwath, P.C.

Denver, Colorado

August 28, 2006